CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 25 to the registration statement (No. 33-4296) on Form N-1A (the "Registration Statement") of our reports dated August 16, 1999 relating to the financial statements and financial highlights appearing in the June 30, 1999 Annual Reports of State Street Research Alpha Fund, State Street Research Argo Fund, State Street Research Global Resources Fund and State Street Research Athletes Fund (each a series of State Street Research Equity Trust), which reports are also referenced in the Prospectuses. We also consent to the reference to us under the heading "Independent Accountants" in such Statement of Additional Information and to the reference to us under the heading "Financial Highlights" in such Prospectuses.


/s/ PricewaterhouseCoopers LLP


PricewaterhouseCoopers LLP
Boston, Massachusetts
August 31, 1999